Exhibit 99.1

Reynolds American Inc.

P.O. Box 2990

Winston-Salem, NC 27102-2990

Contact:	Investor Relations: Morris Moore (336) 741-3116	Media: Jane Seccombe (336) 741-5068	RAI 2013-16

Hugo Powell to retire from Reynolds American board;

Former RAI CEO Susan Cameron (Ivey) elected to rejoin board

WINSTON-SALEM, N.C. – Dec. 5, 2013 – H.G.L. “Hugo” Powell has retired from the Reynolds American Inc. (NYSE: RAI) board of directors, effective with the conclusion of today’s board meeting.

Powell joined the RAI board in July 2004. Immediately prior to his retirement from the RAI board, he chaired the corporate governance and nominating committee, and served on the audit and finance committee. He had previously served on the compensation and leadership development committee of the board. Powell retired in 2002 from Interbrew S.A., an international brewer that in 2004 became part of InBev S.A. He had served as Interbrew’s CEO since 1999.

“We are grateful to Hugo for his years of service to Reynolds American and its shareholders,” said Thomas C. Wajnert, non-executive chairman of the RAI board. “Hugo was one of RAI’s original board members when the company went public in July 2004. In the last 10 years, the company’s total return to shareholders has increased by more than 700 percent. We can’t thank him enough for playing a role in that demonstrated commitment to returning value to our shareholders,” Wajnert said.

“Hugo has made an extraordinary contribution to RAI’s board over his long tenure,” said Daniel M. Delen, president and CEO of RAI and a member of the board. “The board and RAI’s shareholders owe him a debt of gratitude for his dedication to helping the company achieve its vision of transforming tobacco,” Delen said.

Also at today’s meeting, Susan Cameron (Ivey) was elected to rejoin the RAI board, effective with the conclusion of today’s board meeting. Cameron is the retired chairman, president and CEO of RAI, and had previously served on the RAI board between 2004 and 2011.

In October 2010, when Cameron announced her intention to retire from the company and its board the next year, the decision was made to split the roles of chairman of the board and chief executive officer. Cameron retired as chairman, and Thomas Wajnert has served as the non-executive chairman of RAI’s board since November 2010.

Cameron retired from her position as president and CEO of RAI, and as a member of its board, in February 2011. She had held that position since 2006, and had previously served as RAI’s president and CEO between 2004 and 2006. From 2001 to 2004, she was president and CEO of Brown & Williamson Tobacco Corp. Brown & Williamson and R.J. Reynolds Tobacco Co. combined their U.S. businesses in 2004.

Wajnert welcomed Cameron back to the RAI board. “We are delighted that Susan has agreed to return to the board,” Wajnert said. “Susan’s in-depth knowledge of the company and its commitment to leading the transformation of the tobacco industry will be invaluable to the company’s ability to continue to deliver strong returns to shareholders,” Wajnert said.

“I, too, am truly looking forward to having Susan back on the RAI board of directors,” said Delen. “Her passion for this company and this industry is infectious, and the board will benefit from her expertise and knowledge of the U.S. tobacco industry. She helped chart the beginning of our companies’ initiatives aimed at transforming tobacco back in 2004, and we’re delighted to have her help again to keep our growth momentum going,” he said.

Web Disclosure

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted.

About Us

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; American Snuff Company, LLC; Santa Fe Natural Tobacco Company, Inc.; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. R.J. Reynolds’ brands include two of the best-selling cigarettes in the U.S.: Camel and Pall Mall. These brands, and its other brands, including Winston, Kool, Doral, Salem, Misty and Capri, are manufactured in a variety of styles and marketed in the U.S.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.

•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit 100% additive-free natural tobacco products, including styles made with organic tobacco.

•	Niconovum USA, Inc. and Niconovum AB market innovative nicotine replacement therapy products in the U.S. and Sweden, respectively, under the Zonnic brand name.

•	R.J. Reynolds Vapor Company makes and markets VUSE e-cigarettes, a highly differentiated vapor product.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn more about how Reynolds American and its operating companies are transforming the tobacco industry, visit TransformingTobacco.

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